EXHIBIT 99.1
Contact:	Marc Langland, Chairman, President, & CEO (907) 261-3305

NEWS RELEASE

Northrim Bank Promotes Beedle to President; Langland Remains Chairman and CEO

ANCHORAGE, AK — August 25, 2009, Northrim Bank, a wholly-owned subsidiary of Northrim BanCorp, Inc. (NASDAQ: NRIM), has named Joe Beedle as President of the bank, effective August 24, 2009. Beedle, formerly Northrim’s Executive Vice President and Chief Lending Officer, will retain primary responsibility for lending and will continue to serve on the executive team responsible for day-to-day management of the bank.

Marc Langland, one of Northrim’s founders, will remain Chairman, President, and CEO of Northrim BanCorp, and Chairman and CEO of the bank. Other executive team members include Chief Operating Officer and Director Chris Knudson, Chief Financial Officer Joe Schierhorn, and EVP of Quality Assurance Steven Hartung.

“This promotion is part of the company’s strategic plan for management succession,” said Langland. “In addition to his extensive banking experience, Joe’s commitment to customers, employees and the community match Northrim’s values and approach to doing business.”

Beedle was Chief Financial Officer for the University of Alaska system for six years. He served as president and chief executive officer of Goldbelt, Inc., an Alaska Native corporation, for six years prior to taking the university position.

Beedle has more than 20 years of banking experience, including ten in an executive lending role, having served as executive vice president and chief credit officer for Key Bank of Alaska, and vice president and commercial loan administrator for First Bank Ketchikan, Alaska. He also had earlier banking experience with First National Bank of Fairbanks and National Bank of Alaska.

A 45- year resident of Alaska, Beedle earned a Bachelors degree in Business Administration and Finance from the University of Alaska in Fairbanks with numerous scholastic and athletic awards. He is also a graduate of the Pacific Coast Banking School at the University of Washington. Beedle is also a well known and respected community leader currently serving as a board member and Vice President for Commonwealth North, is a third degree Knight of Columbus, serves on the Junior Achievement Business Hall of Fame selection committee, SBDC advisory board, Chair University of Alaska Fairbanks Chancellor’s Advisor Board, and Alaska Council on Economic Education. Married for 37 years and the father of two adult children, Beedle is a resident of Anchorage.

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank with over $970 million in assets. The bank has branches in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington and differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC. In June 2009, Northrim Bancorp was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies. www.northrim.com

Note: Transmitted on GlobeNewswire on August 25, 2009 at 12:30 p.m. Alaska Daylight Time.